WNC & ASSOCIATES, INC.



To the Limited Partners of WNC Housing Tax Credit Fund II, L.P. (the "Partnership")

Consent Solicitation

On March 26, 2008, the Partnership filed with the Securities and Exchange Commission (the "SEC") definitive consent solicitation materials in connection with the proposed adoption of a Plan of Liquidation for the Partnership. The Partnership expects that it will mail the definitive Consent Solicitation Statement on or about April 1, 2008, together with a Consent Card and Notice For Action By Written Consent Of Limited Partners, to limited partners of the Partnership of record as of close of business on the record date. Adoption of the Plan of Liquidation is subject to approval by the Partnership's limited partners.

Additional Information and Where to Find It

The Partnership has filed the definitive Consent Solicitation Statement with the SEC and plans to mail it to its limited partners. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, LIMITED PARTNERS ARE URGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED PLAN OF LIQUIDATION. Investors and limited partners may obtain a free copy of the definitive Consent Solicitation Statement at the SEC's website, at www.sec.gov. Investors and limited partners are also able to obtain, without charge, a copy of the documents filed with the SEC from the Partnership, by directing a request to WNC & Associates, Inc., 17782 Sky Park Circle, Irvine, CA 92614, Ph: 1-800-286-1135, ext. 400,
Attention: Christina Nguyen.

Participants in the Solicitation

The Partnership and its general partner and affiliates of the general partner may be deemed to be participants in the solicitation of consents from the limited partners in connection with the proposed transaction. Information regarding the interests of the general partner and its affiliates is included in the Partnership's definitive Consent Solicitation Statement filed with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements herein are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to the expected timing, completion and effects of the proposed Plan of Liquidation. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the control of the Partnership. Due to known and unknown risks, actual results may differ materially from expectations or projections. The Partnership does not undertake any obligations to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release.




[GRAPHIC OF EAGLE OMITTED]    17782 Sky Park Circle o Irvine, CA 92614-6404
                                 o Phone 714/662 5565 o Fax 714/708 8498